Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SUNCRETE

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) is intended to assist in understanding and assessing the historical results of operations and financial condition of Concrete Partners Holding, LLC (the “Company,” “Suncrete” or the “Successor”) and its predecessor entities. This discussion should be read in conjunction with our consolidated financial statements and the notes thereto filed as an exhibit hereto.

On April 8, 2026, the Company consummated its previously announced business combination pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated October 9, 2025, by and among Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“Haymaker” or “SPAC”), Suncrete, Inc., a Delaware corporation and direct wholly owned subsidiary of Haymaker (“PubCo” or “New Suncrete”), Haymaker Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub II”). In connection with the closing of the Business Combination Agreement, on April 8, 2026, (i) Haymaker domesticated by way of continuation out of its jurisdiction of incorporation from the Cayman Islands into the State of Delaware (the “Domestication”), (b) Merger Sub I merged with and into Haymaker (the “Initial Merger”), with Haymaker surviving the Initial Merger as a wholly owned subsidiary of PubCo (Haymaker, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”), and (c) Merger Sub II merged with and into Suncrete (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with the Domestication and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Suncrete surviving the Acquisition Merger as a wholly owned subsidiary of PubCo.

Unless the context otherwise requires, all references in this section to “Suncrete,” the “Company,” “we,” “us,” or “our” refer to the business of the Company prior to the consummation of the Business Combination, which became the business of PubCo upon the closing of the Business Combination.

This MD&A includes forward-looking statements. These statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” in the Registration Statement on Form S-4, as originally filed by the Company and PubCo with the Securities and Exchange Commission on November 12, 2025, as amended and supplemented. Historical results are not necessarily indicative of future performance.

Overview

We are a ready-mix concrete logistics and distribution platform operating across Oklahoma and Arkansas with plans to expand throughout the high-growth U.S. Sunbelt region through strategic acquisitions and organic growth. We leverage operational scale, technological integration and quality control to serve a diverse base of infrastructure, commercial and residential customers.

The Company was formed on May 22, 2024 (the “Inception Date”). From inception through July 29, 2024, the Company had no substantive operating activities, other than incurring acquisition-related expenses in connection with the acquisition of Eagle Redi-Mix Concrete, LLC (“Eagle”) and Ram Transportation, LLC (“Ram”) (together, the “Predecessor”). On July 29, 2024 (the “Closing Date”), the Company completed the acquisition of Eagle and Ram (the “Concrete Acquisition”) and began reporting on a new accounting basis as the “Successor.”

Accordingly, the Company’s financial statements reflect two distinct reporting periods: a “Predecessor Period” prior to the Concrete Acquisition and a “Successor Period” subsequent to the Concrete Acquisition. The results of operations of the Successor and Predecessor are not comparable due to the application of acquisition accounting.

This MD&A includes discussion of the following reporting periods:

•	Successor Period for the year ended December 31, 2025;

•	Successor Period from inception (May 22, 2024) through December 31, 2024;

•	Predecessor Period from January 1, 2024 through July 29, 2024; and

•	Predecessor Period for the year ended December 31, 2023.

Recent Developments

Business Combination with Haymaker

On April 8, 2026, the Company consummated the Business Combination Agreement with Haymaker, New Suncrete, Merger Sub I and Merger Sub II. Pursuant to the Business Combination Agreement, the Business Combination was effected on the Closing Date in several steps: (a) the Domestication, (b) immediately following the Domestication, the Initial Merger, with SPAC surviving the Initial Merger as a wholly owned subsidiary of PubCo; and (c) immediately following the Initial Merger, the Acquisition Merger, with the Company surviving the Acquisition Merger as a wholly owned subsidiary of New Suncrete. Prior to the closing of the Initial Merger, PubCo issued an aggregate of 26,000 shares of its Series A Perpetual Convertible Preferred Stock, which is initially convertible into an aggregate of 26,000,000 shares of Class A common stock of PubCo, in exchange for all of the outstanding Senior Preferred Units of the Company.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Haymaker acquired all of the outstanding equity interests of the Company in the Business Combination, the Company will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of the Company issuing shares for the net assets of Haymaker, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of the Company.

Thunder Acquisition

On October 17, 2025, Eagle entered into an equity and asset purchase and contribution agreement (the “Equity and Asset Purchase and Contribution Agreement”) with SRM, Inc., an Oklahoma corporation (“Schwarz Ready Mix”), SRM Leasing, LLC, an Oklahoma limited liability company (“Schwarz Leasing”), Schwarz Sand, LLC an Oklahoma limited liability company (“Schwarz Sand,” and together with Schwarz Leasing and Schwarz Ready Mix, the “Schwarz Entities”), the equity holders of Schwarz Ready Mix and Schwarz Leasing (collectively, the “Owners”), the equity holders of Schwarz Sand (collectively, the “Schwarz Sand Sellers”), certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties. Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand (collectively, the “Thunder Acquisition”). The aggregate purchase price included $97.0 million in cash consideration ($74.3 million paid at closing and $22.7 million deferred until June 30, 2026) and 20,000,000 Company Preferred Units issued to the sellers as rollover equity.

The Loan Amendment

On October 17, 2025, in connection with the Thunder Acquisition, we amended the Credit Agreement (defined below) to increase the Initial Term Loan (defined below) by $75.0 million and the Revolving Loan (defined below) by $10.0 million. For additional information, see the section titled “Liquidity and Capital Resources – Debt Agreements.”

Equipment Loan

On December 30, 2025 the Company entered into a five-year $4.8 million equipment security note (“Equipment Loan”). The Equipment Loan is a part of a master agreement that permits multiple equipment notes under the master agreement. For additional information, see the section titled “Liquidity and Capital Resources – Debt Agreements.”

Components of Our Results of Operations

Revenues

We generate revenue primarily from the production and delivery of ready-mix concrete. Revenue is recognized at a point in time when control of the product has transferred to the customer, typically upon delivery to the job site. Our concrete is sold under short-term purchase orders or master service agreements. Revenue is driven by the volume of cubic yards delivered, the average sales price per cubic yard and the type of concrete mix required for the job. Our pricing strategy also incorporates value-added services, including specialized admixtures, customized mix formulations and on-site quality control. Our sales are sensitive to fluctuations in construction activity across the public infrastructure, commercial and residential sectors. Seasonality and weather can also impact delivery schedules and job site activity, particularly during the winter months.

Cost of Goods Sold

Cost of goods sold consists of all materials and direct costs associated with the production and delivery of concrete. This includes cement, fly ash, aggregates, admixtures, plant labor, equipment maintenance, truck driver wages, fuel, permits and tags, and other plant-level expenses. Cost of goods sold also includes depreciation of production-related property. Costs may fluctuate based on raw material pricing, labor availability, and plant utilization rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) include corporate and regional administrative costs such as salaries and benefits for administrative personnel, insurance, rent, professional services, and IT and compliance-related expenses. SG&A also includes amortization of customer relationship intangibles and depreciation of property and equipment not directly attributable to production, and other recurring overhead costs.

Gross Profit

Gross profit represents revenues less cost of goods sold. Gross profit is impacted by a combination of delivered volumes, realized pricing, mix of projects, and cost structure. Our gross margin can fluctuate based on weather conditions, seasonality, raw material costs, and our ability to effectively utilize plant and fleet capacity. Periods with higher delivered volumes generally allow for stronger fixed cost absorption, which enhances gross margin, while lower volumes can result in higher per-unit costs and margin compression.

Acquisition-related Costs

Acquisition-related costs primarily consist of costs incurred in connection with acquisitions, integration activities, and other strategic or capital markets initiatives. These costs are expensed as incurred and may fluctuate significantly between periods depending on the level and timing of acquisition and financing activity.

Other Income (Expense)

Other income (expense) primarily consists of interest expense and other non-operating items. Interest expense relates mainly to borrowings under the Term Loan and the Revolving Loan and includes the amortization of debt issuance costs. Interest expense is presented net of immaterial interest income, and no material amounts of interest were capitalized during the periods presented. Other non-operating expenses include miscellaneous non-operating items that are not directly related to the Company’s core operating activities.

Key Performance Indicators and Non-GAAP Financial Measures

In addition to the operating metrics discussed above, we regularly monitor certain key performance indicators, including net income (loss), as well as certain non-GAAP financial measures to evaluate our operating performance.

Adjusted EBITDA represents net income (loss) before interest expense, net, depreciation and amortization, and further adjusted to exclude certain non-cash or non-operating items that management does not consider indicative of the Company’s core operating performance. Such adjustments include share-based compensation expense, acquisition-related costs, acquisition bonuses, public company readiness costs and acquisition-related financing costs. Management believes excluding these costs provides investors with a clearer view of underlying operating performance. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

Management uses these measures as key performance indicators to evaluate the Company’s operating performance and assess trends, and believes they are also frequently used by securities analysts, investors, and other parties to evaluate companies in our industry. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s operating performance and facilitate meaningful period-to-period comparisons. These measures have limitations as analytical tools and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly named measures reported by other companies. Potential differences may include differences in capital structures, tax positions and the age and book depreciation of intangible and tangible assets.

The following tables present a reconciliation of net income to Adjusted EBITDA. (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Net income	$1,975	$1,079	$20,464	$26,975

Plus:
Interest expense, net	12,032	5,173	924	878
Depreciation & amortization expense	19,035	6,740	4,827	6,087
Share-based compensation expense	547	32	—	—
Acquisition-related costs (1)	6,696	7,422	—	—
Acquisition bonuses (2)	—	1,000	—	—
Public company readiness (3)	659	353	—	—
Financing-related costs (4)	390	—	—	—

Adjusted EBITDA	$41,334	$21,799	$26,215	$33,940

Revenues	$194,871	$79,650	$103,661	$144,279
Net income margin	1.0%	1.4%	19.7%	18.7%
Adjusted EBITDA margin	21.2%	27.4%	25.3%	23.5%

(1)	Represents legal and advisory fees incurred in connection with acquisitions.
(2)	Represents discretionary bonuses paid in connection with the Concrete Acquisition.
(3)	Represents professional service costs incurred in connection with acquisition-related technical accounting and advisory support, as well as incremental costs to support the Company’s preparation for becoming a public company (e.g., resources to facilitate public company readiness).
(4)	Represents costs associated with debt extinguishment and modification in connection with acquisitions.

Results of Operations

Factors Affecting Comparability of Our Results of Operations to Our Historical Results of Operations

Our historical results of operations for the periods presented are not comparable, either to each other or to our results of operations in future periods. As discussed in the “Overview” section, Concrete Partners Holding, LLC was formed on May 22, 2024, and had no substantive operating activities prior to the Concrete Acquisition on July 29, 2024. As a result of the Concrete Acquisition and the application of acquisition accounting beginning on the date of the Closing of the Concrete Acquisition, our financial statements distinguish between Successor and Predecessor periods. Although these periods reflect different bases of accounting and are not directly comparable, management believes that a discussion of period-over-period changes in revenues and other key operating metrics provides meaningful information about the underlying performance of the business.

Fiscal Years Ended December 31, 2025, 2024 and 2023

The following table summarizes the Company’s operating results for the periods indicated (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Revenues	$194,871	$79,650	$103,661	$144,279

Cost of goods sold	127,925	49,419	65,065	93,093

Gross profit	66,946	30,231	38,596	51,186

Operating expenses:
Selling, general and administrative expenses	45,553	16,346	16,883	22,665
Acquisition-related costs	6,696	7,422	—	—
(Gain) loss on disposal of assets, net	272	(108)	40	197
Total operating expenses	52,521	23,660	16,923	22,862

Operating income	14,425	6,571	21,673	28,324

Other expense:
Other expenses	(418)	(319)	(285)	(471)
Interest expense, net	(12,032)	(5,173)	(924)	(878)
Total other expense	(12,450)	(5,492)	(1,209)	(1,349)

Net income	$1,975	$1,079	$20,464	$26,975

Revenue

Successor Year Ended December 31, 2025 (the “Successor 2025 Period”)

Revenue was $194.9 million for the year ended December 31, 2025. Results for the year were significantly impacted by unusually heavy and sustained rainfall across Oklahoma and Arkansas during the first half of the year, which limited construction activity and reduced the number of delivery days. These weather conditions were materially above historical averages and did not occur in the prior-year. Revenue benefited in the second half of the year with weather patterns that were in line with historical trends, as well as increased volumes from the Thunder Acquisition, which closed in the fourth quarter of 2025 and added approximately twenty concrete plants and one hundred fifteen mixer trucks, expanding us into a new regional market. In addition, realized pricing increased modestly following the Thunder Acquisition, as the acquired operations historically operated at a higher average unit price relative to legacy assets. Pricing was otherwise generally consistent with the Successor 2024 Period .

Successor Period (May 22, 2024 through December 31, 2024) (the “Successor 2024 Period”)

Revenue was $79.7 million for the Successor 2024 Period. Performance in the period reflected contributions from our acquisition of certain assets of SMG Ready Mix (“SMG”) in January 2024, which added eight plants to our network, expanding our delivery capacity and operational footprint. Realized pricing remained stable during the Successor Period, supported by contractual resets, surcharges, and favorable project mix in key delivery zones.

Predecessor Period (January 1, 2024 through July 29, 2024) (the “Predecessor 2024 Period”)

Revenue was $103.7 million for the Predecessor 2024 Period. Activity in this period reflected steady demand from customers and the initial contribution from the SMG assets acquisition completed in January 2024. Production from the SMG assets increased throughout the period as integration progressed, supporting overall delivery volumes and enhancing the Company’s operational footprint. Realized pricing reflected contractual price resets implemented during the period, though overall pricing levels remained relatively consistent without significant further increases during the period.

Predecessor Year Ended December 31, 2023 (the “Predecessor 2023 Period”)

Revenue was $144.3 million for the Predecessor 2023 Period. Results primarily reflect baseline construction activity in the markets in which we operate across infrastructure, commercial, and residential projects. The period also benefited from the first full year of operations following the acquisition of substantially all of the ready-mix production, transportation, and real-estate assets of Shelton Ready-Mix and Shelton Transportation, expanding the Company’s operational footprint through the addition of two plants. Pricing remained steady during the year, with modest increases driven by market-based resets, such as contractual pricing adjustments tied to changes in underlying raw material, labor, and delivery costs, implemented during the period.

Cost of Goods Sold

The following table presents our costs of goods sold and costs of goods sold as a percentage of revenue for the periods indicated (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Cost of goods sold	$127,925	$49,419	$65,065	$93,093
As a percentage of revenue	65.6%	62.0%	62.8%	64.5%

Successor Year Ended December 31, 2025

Cost of goods sold was $127.9 million, or 65.6% of revenue, for the year ended December 31, 2025. Results reflect lower delivered volumes caused by unusually heavy and sustained rainfall during the first half of 2025, which significantly impacted construction activity and delivery days in key markets. Per-unit costs increased throughout the year due to the unfavorable absorption of fixed plant and delivery costs on lower volumes, as well as higher depreciation expense associated with the fair value step-up of property, plant and equipment recognized in connection with the Concrete Acquisition and the Thunder Acquisition.

Successor Period (May 22, 2024 through December 31, 2024)

Cost of goods sold represented 62.0% of revenue in the Successor 2024 Period. Results for the period reflected the continued integration of the SMG assets acquisition completed in January 2024, which added eight plants to our network, expanding our delivery capacity and operational footprint. The increased scale enabled us to spread fixed plant-level costs across a larger production base, improving cost absorption.

Predecessor Period (January 1, 2024 through July 29, 2024)

Cost of goods sold represented 62.8% of revenue in the Predecessor 2024 Period. Production from the SMG assets increased throughout the period as integration progressed, supporting overall delivery volumes. The increased scale enabled us to spread fixed plant-level costs across a larger production base, improving cost absorption.

Predecessor Year Ended December 31, 2023

Cost of goods sold represented 64.5% of revenue in the Predecessor 2023 Period. Results during this period primarily reflect baseline operations across the Company’s historical plant network. The period also benefited from the first full year of operations following the Shelton acquisition, which expanded our operational footprint through the addition of two plants.

While we experienced inflationary pressures on certain raw materials, labor, and fuel, these cost increases were generally passed through to customers through contractual price resets and surcharges and, therefore, did not have a material impact on gross margins for the periods presented.

Gross Profit

The following table presents our gross profit and gross profit as a percentage of revenue for the periods indicated (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Gross Profit	$66,946	$30,231	$38,596	$51,186
As a percentage of revenue	34.4%	38.0%	37.2%	35.5%

Successor Year Ended December 31, 2025

Gross profit totaled $66.9 million, or 34.4% of revenue, for the year ended December 31, 2025. Results reflect the volume and cost trends discussed in the “Revenue” and “Cost of Goods Sold” sections above, including lower delivered volumes resulting from unusually heavy rainfall and increased per-unit costs from reduced fixed-cost absorption. Gross margins were further impacted by higher depreciation expense associated with the fair value step-up of property, plant and equipment in connection with the Concrete Acquisition and the Thunder Acquisition.

Successor Period (May 22, 2024 through December 31, 2024)

Gross profit represented 38.0% of revenue in the Successor 2024 Period. Results for the period benefited from the increased scale associated with the SMG assets acquisition in January 2024, which expanded our plant network and contributed to stronger fixed cost absorption. Stable realized pricing and favorable project mix further supported gross margin performance.

Predecessor Period (January 1, 2024 through July 29, 2024)

Gross profit represented 37.2% of revenue in the Predecessor 2024 Period. Activity during this period reflected the initial integration of the SMG assets and increased production volumes as the newly acquired plants ramped up. Gross margin performance remained stable, supported by steady pricing and volume growth.

Predecessor Year Ended December 31, 2023

Gross profit represented 35.5% of revenue for the Predecessor 2023 Period. Results during this period primarily reflect our baseline operations prior to the SMG assets acquisition, along with contributions from the first full year of operation following the Shelton acquisition.

Operating Expenses

Selling, General and Administrative Expenses

Successor Year Ended December 31, 2025

SG&A expenses totaled $45.6 million for the year ended December 31, 2025. Activity during the year primarily reflected amortization of customer relationship intangibles and depreciation associated with the fair value step-up of property, plant and equipment recorded in connection with the Concrete Acquisition and the Thunder Acquisition. In connection with the Thunder Acquisition, payroll expenses and maintenance and repair expenses increased during the year due to an increased headcount and the expanded size of our operations fleet. SG&A also includes affiliated consultant compensation, professional services costs, and other expenses incurred to support our transition to a public company environment.

Successor Period (May 22, 2024 through December 31, 2024)

SG&A expenses were $16.3 million in the Successor 2024 Period. Results for the period reflect increased depreciation and amortization expense associated with the fair value step-up of property and the recognition of customer relationship intangibles in connection with the Concrete Acquisition. SG&A expenses also included higher professional services costs as we continued to scale our operations.

Predecessor Period (January 1, 2024 through July 29, 2024)

SG&A expenses were $16.9 million in the Predecessor 2024 Period. Activity during the period primarily reflected personnel-related costs and overhead associated with integrating the SMG assets acquisition, as well as increased administrative support to manage the larger operating platform.

Predecessor Year Ended December 31, 2023

SG&A expenses were $22.7 million in the Predecessor 2023 Period. Results for the period primarily reflect baseline overhead and personnel costs prior to the SMG assets acquisition, as well as administrative support associated with the existing plant network and the Shelton acquisition.

Acquisition-related Costs

Successor Year Ended December 31, 2025

Acquisition-related costs totaled $6.7 million for the year ended December 31, 2025. These expenses primarily consisted of due diligence and professional service costs incurred in connection with the Thunder Acquisition, including legal, accounting, and advisory fees associated with transaction execution and integration planning, as well as professional fees incurred in connection with the Company’s ongoing de-SPAC and public-company readiness efforts.

Successor Period (May 22, 2024 through December 31, 2024)

Acquisition-related costs were $7.4 million in the Successor 2024 Period. The activity during this period primarily reflects acquisition costs incurred in connection with the Concrete Acquisition, including legal, financial advisory, accounting, and other professional service fees.

Predecessor Period (January 1, 2024 through July 29, 2024)

We did not have acquisition-related costs during the Predecessor 2024 Period.

Predecessor Year Ended December 31, 2023

We did not have acquisition-related costs during the Predecessor 2023 Period.

(Gain) Loss on Disposal of Assets

Successor Year Ended December 31, 2025

We recorded a loss of $0.3 million on asset disposals during the year ended December 31, 2025. Activity during this period primarily related to the disposition of miscellaneous ancillary assets.

Successor Period (May 22, 2024 through December 31, 2024)

Gain on disposal of assets was $0.1 million in the Successor 2024 Period. Activity during the period primarily related to the sale of various ancillary assets, including older equipment and vehicles no longer in active use.

Predecessor Period (January 1, 2024 through July 29, 2024)

Loss on disposal of assets was $40,000 in the Predecessor 2024 Period. Activity during the period was minimal and reflected routine asset disposals.

Predecessor Year Ended December 31, 2023

Loss on disposal of assets was $0.2 million in the Predecessor 2023 Period. Activity during the period related to the timing and mix of asset sales, primarily involving older fleet and support equipment.

Gains and losses on asset disposals are not indicative of ongoing operations and may fluctuate from period to period depending on the volume and value of disposals.

Other Income (Expense)

Other Expenses

Successor Year Ended December 31, 2025

Other expenses was $0.4 million in the year ended December 31, 2025. Activity during the year was consistent with typical non-operating charges incurred in the ordinary course.

Successor Period (May 22, 2024 through December 31, 2024)

Other expenses was $0.3 million in the Successor 2024 Period. Activity during the period was consistent with typical non-operating charges incurred in the ordinary course.

Predecessor Period (January 1, 2024 through July 29, 2024)

Other expenses was $0.3 million in the Predecessor 2024 Period. Activity during the period was consistent with typical non-operating charges incurred in the ordinary course.

Predecessor Year Ended December 31, 2023

Other expenses was $0.5 million in the Predecessor 2023 Period. Activity during the period was consistent with typical non-operating charges incurred in the ordinary course.

Interest Expense, Net

Successor Year Ended December 31, 2025

Interest expense, net, was $12.0 million in the year ended December 31, 2025. This amount primarily reflects interest incurred on the Term Loan and Revolving Loan entered into in connection with the Concrete Acquisition and Thunder Acquisition, which resulted in higher average borrowings during the period. Interest income was immaterial, and no material amounts of interest were capitalized.

Successor Period (May 22, 2024 through December 31, 2024)

Interest expense, net, was $5.2 million in the Successor 2024 Period. The increase in expense during the period reflects interest incurred on the Initial Term Loan (defined below) and Revolving Loan entered into in connection with the Concrete Acquisition. At December 31, 2024, the Initial Term Loan had a principal balance of $126.8 million and an applicable interest rate of 7.7%, and the Revolving Loan had a principal balance of $4.2 million and an applicable interest rate of 7.7%.

Predecessor Period (January 1, 2024 through July 29, 2024)

Interest expense, net, was $0.9 million in the Predecessor 2024 Period. Activity during the period primarily reflected interest incurred under existing debt arrangements prior to the Concrete Acquisition.

Predecessor Year Ended December 31, 2023

Interest expense, net, was $0.9 million in the Predecessor 2023 Period. Results for the period were consistent with the Company’s historical borrowing levels prior to the establishment of the new Term Loan and Revolving Loan Credit Facility.

Net Income

Net income was $2.0 million during the year ended December 31, 2025, $1.1 million during the Successor 2024 Period, $20.5 million during the Predecessor 2024 Period and $27.0 million during the Predecessor 2023 Period. The change in net income between periods was primarily driven by the factors discussed above.

Adjusted EBITDA

Successor Year Ended December 31, 2025

Adjusted EBITDA was $41.3 million, representing an Adjusted EBITDA margin of 21.2%, for the year ended December 31, 2025. Results for the period were significantly impacted by unusually heavy and sustained rainfall across Oklahoma and Arkansas during the first half of the year, which reduced delivery volumes and delayed customer projects. With lower volumes, we were unable to benefit from fixed-cost leverage to the same extent as in the Successor 2024 Period, resulting in reduced gross margin contribution.

Successor Period (May 22, 2024 through December 31, 2024)

Adjusted EBITDA was $21.8 million, and Adjusted EBITDA margin was 27.4%, for the Successor 2024 Period. Results for the period benefited from increased scale associated with the SMG assets acquisition in January 2024, which added eight plants to our network, expanding our delivery capacity and operational footprint. This scale expansion supported improved fixed cost leverage and margin performance.

Predecessor Period (January 1, 2024 through July 29, 2024)

Adjusted EBITDA was $26.2 million, and Adjusted EBITDA margin was 25.3%, for the Predecessor 2024 Period. Activity during this period reflected stable demand conditions and the initial integration of the SMG assets, which increased production capacity and supported stronger fixed cost absorption. Integration efforts throughout the period enhanced operational efficiency and contributed to overall margin performance.

Predecessor Year Ended December 31, 2023

Adjusted EBITDA was $33.9 million, and Adjusted EBITDA margin was 23.5%, for the Predecessor 2023 Period. Results reflect baseline operations prior to the SMG assets acquisition, with steady volume performance supported by strong market fundamentals in Oklahoma and Arkansas. The period also benefited from the first full year of operations following the Shelton acquisition, which expanded the Company’s operational footprint through the addition of two plants.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our primary needs for cash are for potential acquisitions and payment of contractual obligations, including debt and working capital obligations. Our primary sources of liquidity have historically been cash flows generated from operating activities and borrowings under our Revolving Loan. As of December 31, 2025 and 2024, we had a net working capital surplus of $0.1 million and $19.4 million, respectively. The decrease in working capital at December 31, 2025 was primarily driven by the classification of the $22.7 million deferred payment related to the Thunder Acquisition as a current liability, which is expected to be funded through a combination of operating cash flows and availability under the Revolving Loan. Our collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Our cash balances totaled $6.3 million and $8.4 million as of December 31, 2025 and 2024, respectively.

We budget annually for both maintenance and growth capital expenditures. Maintenance capital expenditures are fairly predictable and represent routine reinvestments required to sustain our current operations, including mixer and haul truck replacements, plant repairs and other recurring equipment and fleet needs typical of the ready-mix industry. By contrast, growth capital expenditures are discretionary and can fluctuate depending on the timing and scale of opportunities to expand within our existing footprint, such as new plant construction, capacity additions or targeted fleet expansion. Acquisition capital expenditures, such as the purchase of new plants or other strategic assets, are not part of our recurring capital program and require approval from our board of directors.

The ultimate amount of our future capital expenditures will depend upon a variety of factors, including raw material and equipment pricing, construction activity levels in our markets and the availability of attractive opportunities to support growth.

As of December 31, 2025, we had cash and cash equivalents of $6.3 million and available capacity under the Revolving Loan of $21.5 million, net of a $0.5 million letter of credit. Net cash provided by operating activities was approximately $21.5 million for the year ended December 31, 2025. We believe that our operating cash flows and the aforementioned liquidity sources provide us with sufficient liquidity to fund our operations and planned maintenance capital expenditures. However, the timing and amount of future growth or acquisition capital expenditures remain subject to market conditions, board approval and other variables outside of our control.

Cash requirements for known contractual and other obligations

The following table presents significant cash requirements for known contractual and other obligations as of December 31, 2025 (in thousands):

	Short-term	Long-term	Total
Term Loan (1)	$13,251	$182,452	$195,703
Deferred payment (2)	22,700	—	22,700
Equipment Loan (1)	1,136	4,543	5,679
Revolving Loan (3)	—	3,000	3,000
Operating lease commitments (4)	634	2,235	2,869
Total	$37,721	$192,230	$229,951

(1)	Amounts presented include both principal and interest obligations.
(2)	Amounts presented represent deferred payment as part of the Thunder Acquisition
(3)	Amounts presented do not include interest expense as it is a floating rate and we cannot determine with accuracy the future interest rates we will be charged. As of December 31, 2025, the outstanding balance under our Revolving Loan was subject to an interest rate of 7.4%.
(4)	Amounts presented include both minimum lease payments and imputed interest.

Cash Flows

Fiscal Year Ended December 31, 2025, 2024 and 2023

The following table summarizes our cash flows for the periods indicated (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Net cash provided by (used in):
Operating activities	$21,470	$10,798	$17,650	$32,226
Investing activities	(89,014)	(192,669)	(14,743)	(7,581)
Financing activities	65,467	185,976	(5,693)	(22,815)
Net increase (decrease) in cash and cash equivalents	$(2,077)	$4,105	$(2,786)	$1,830

Cash Flows Provided by Operating Activities

Net cash provided by operating activities was $21.5 million, $10.8 million, $17.7 million and $32.2 million for the year ended December 31, 2025, Successor 2024 Period, Predecessor 2024 Period and Predecessor 2023 Period, respectively.

Operating cash flows for the year ended December 31, 2025 reflect the impact of historically high rainfall during the first half of 2025, which significantly reduced production days, delivered volumes, and gross profit. Operating cash flows were further impacted by interest payments of approximately $12.0 million related to the term debt incurred in connection with the Concrete Acquisition and the Thunder Acquisition and affiliated consultant compensation of approximately $2.8 million. Operating cash flows were also adversely affected by higher SG&A expenses, primarily driven by increased payroll and maintenance costs associated with expanded operations, as well as incremental costs related to preparing to operate as a public company.

Operating cash flows in the Successor 2024 Period reflect five months of activity following the Concrete Acquisition, including interest payments of approximately $4.9 million related to the new term debt incurred to finance Concrete Acquisition and affiliated consultant compensation of approximately $0.4 million.

Operating cash flows in the Predecessor 2024 Period reflect seven months of operating activity prior to the Concrete Acquisition, while the Predecessor 2023 Period reflects a full year of operations under the legacy ownership structure.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $89.0 million, $192.7 million, $14.7 million and $7.6 million for the year ended December 31, 2025, Successor 2024 Period, Predecessor 2024 Period and Predecessor 2023 Period, respectively.

For the year ended December 31, 2025, cash used in investing activities primarily consisted of $73.4 million related to the Thunder Acquisition that added approximately twenty ready-mix plants in Oklahoma and $15.9 million of property, plant and equipment additions primarily associated with maintenance and organic growth capital expenditures. These outflows were partially offset by approximately $0.3 million of proceeds from asset sales.

For the Successor 2024 Period, cash used in investing activities primarily consisted of $189.2 million related to the Concrete Acquisition and $3.6 million of property, plant, and equipment additions primarily associated with maintenance capital expenditures. These outflows were partially offset by approximately $0.2 million of proceeds from asset sales.

For the Predecessor 2024 Period, cash used in investing activities primarily consisted of $13.9 million related to the SMG assets acquisition and $1.0 million of property, plant, and equipment additions primarily associated with maintenance capital expenditures. These outflows were partially offset by $0.2 million of proceeds from an asset disposition.

For the Predecessor 2023 Period, cash used in investing activities primarily consisted of $9.2 million of capital expenditures for maintenance and organic growth projects. These outflows were partially offset by approximately $1.6 million in proceeds from the sale of assets.

Cash Flows Provided (Used in) Financing Activities

Net cash provided (used in) by financing activities was $65.5 million, $186.0 million, $(5.7) million and $(22.8) million for the year ended December 31, 2025, Successor 2024 Period, Predecessor 2024 Period and Predecessor 2023 Period, respectively.

For the year ended December 31, 2025, net cash provided by financing activities primarily consisted of debt borrowings of $86.8 million, offset by $15.6 million of debt repayments, $2.7 million of deferred financing costs, $2.3 million of distributions to members and $0.6 million of debt issuance costs.

Net cash provided by financing activities during the Successor 2024 Period was primarily driven by net debt borrowings of $131.0 million and proceeds from the issuance of preferred and common units of $57.9 million. These inflows were partially offset by $2.5 million of debt issuance costs and $0.4 million of distributions to members.

Net cash used in financing activities during the Predecessor 2024 Period was primarily due to distributions to members of $14.3 million offset partially by net borrowings of debt of $8.6 million.

Net cash used in financing activities during the Predecessor 2023 Period was primarily due to distributions to members of $18.2 million and repayments of debt of $4.6 million.

Debt Agreements

Term Loan

We entered into a credit agreement with Bank of America, N.A., as administrative agent and certain lenders party thereto (the “Lenders”) on July 29, 2024 (the “Credit Agreement”) providing for a five-year $130.0 million term loan agreement (“Initial Term Loan”) and amended the Credit Agreement on October 17, 2025 (“Loan Amendment”) to increase the Initial Term Loan by $75.0 million (as amended, the “Term Loan”). Proceeds from the Initial Term Loan were used to partially fund the Concrete Acquisition. The Term Loan is secured by a first lien on substantially all personal property assets (“Collateral”), and the Lenders have the right in the future to request liens on any real property with an appraised value in excess of $2.0 million (“Material Real Property”). The Term Loan matures on July 29, 2029, at which time all advances are required to be paid in full. Interest accrues at the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.75% to 3.50%, resulting in an effective interest rate of approximately 7.3% and 7.7% as of December 31, 2025 and December 31, 2024, respectively.

Principal payments are due on the last day of each calendar quarter, as set forth below (in thousands):

December 31, 2025 through September 30, 2026	$2,563
September 30, 2026 through September 30, 2027	$3,844
September 30, 2027 and thereafter	$5,125

Revolving Loan

The Credit Agreement also provided for a revolving loan (“Revolving Loan”) with a commitment and borrowing base of $15.0 million. The Loan Amendment increased the commitment for the Revolving Loan by $10.0 million for a total commitment and borrowing base of $25.0 million. The Revolving Loan is secured by the Collateral, and the Lenders have the right in the future to request liens on Material Real Property. Balances outstanding under the Revolving Loan bear interest at the SOFR plus an applicable margin ranging from 2.75% to 3.50%, which was 7.4% and 7.7% as of December 31, 2025 and 2024, respectively. Principal and any accrued interest is due at maturity on July 29, 2029. At December 31, 2025, the Company had $3.0 million of borrowings outstanding under the Revolving Loan. In addition, a letter of credit in the amount of $0.5 million was outstanding, leaving $21.5 million available under the Revolving Loan.

Covenants

The Credit Agreement includes customary affirmative and negative covenants that restrict our ability to, among other things, incur additional indebtedness, create liens, make certain investments, pay dividends and enter into sale-leaseback transactions, subject to customary exceptions. In addition, the agreement contains financial covenants, including a Consolidated Senior Leverage Ratio that must not exceed a specified threshold and a Fixed Charge Coverage Ratio that must exceed a specified minimum threshold. Both financial covenants are tested on a quarterly basis only if availability under the Revolving Loan falls below a defined minimum level. We were in compliance with all applicable financial and non-financial covenants as of December 31, 2025.

Equipment Notes

On December 30, 2025, we entered into an equipment financing facility (“Master Equipment Loan Agreement”) with Eagle Redi-Mix Concrete, LLC, Ram Transportation, LLC and Concrete Partners, LLC as co-borrowers which will provide for equipment to be financed pursuant to terms to be agreed upon and evidenced by promissory notes (“Equipment Notes”) to be entered into in the ordinary course of business on customary market terms. The Equipment Notes will be secured by the financed equipment.

As part of the Master Equipment Loan Agreement, we entered into a five-year $4.8 million equipment security note on December 30, 2025. Proceeds from the Equipment Loan were used to purchase concrete mixer equipment. As of December 31, 2025, the Company had $4.8 million outstanding on the Equipment Loan. The Equipment Loan bears interest at 6.6% per annum and matures on December 31, 2030.

Future Financings

We also anticipate entering into customary interest rate hedging arrangements from time to time as appropriate with one or more of the Lenders under our Credit Agreement to address risks of interest rate fluctuations. Our obligations under such arrangements will be secured by the Collateral.

Predecessor Loans

On April 8, 2022, we entered into loan agreements that established a revolving credit facility with a commitment and borrowing base of $2.0 million and five term loans totaling $31.8 million (“Eagle Predecessor Loans”). The Eagle Predecessor Loans were secured against a first lien on substantially all assets of Eagle and Ram. The Eagle Predecessor Loans had varying maturity dates ranging from one year to ten years, at which time all advances were required to be paid in full. Interest accrued on the Eagle Predecessor Loans at a fixed rate of 3.7% and monthly payments of principal and interest were required until the maturity date of each loan. The Eagle Predecessor Loans were fully repaid upon consummation of the Concrete Acquisition on July 29, 2024.

On April 13, 2018, Schwarz Ready Mix, Schwarz Leasing and Schwarz Sand entered into a secured $4.5 million purchase money promissory note, bearing interest at a fixed rate of 4.75% per annum and providing for monthly instalments of principal payments. The note was repaid in full on March 5, 2025, prior to the consummation of the Thunder Acquisition, and was not assumed by the Company.

On May 30, 2018, Schwarz Ready Mix and Schwarz Sand entered into a secured Revolving Line of Credit evidenced by a promissory note (“Revolver Note”) for $3.0 million, which Revolver Note and Revolving Line of Credit were amended from time to time to provide for a final maturity date of June 30, 2026. Amounts outstanding under the Revolver Note accrued interest at a variable rate of interest per annum equal to the prime rate as published from day to day in the Wall Street Journal, but never less than 4.75% per annum. Amounts outstanding under the Revolver Note were secured by security interests in all assets of Schwarz Ready Mix and Schwarz Sand, including mortgages on certain Texas real property. The Revolver Note provided for repayments of principal through sweep account provisions requiring certain cash collections to be applied to repay the outstanding loan amounts. All outstanding amounts under the Revolver Line of Credit and Revolver Note were fully repaid prior to the consummation of the Thunder Acquisition on October 17, 2025.

On July 24, 2020, Schwarz Ready Mix and Schwarz Sand entered into a secured $2.9 million promissory note, bearing interest at a fixed rate of 3.75% per annum and providing for monthly instalments of principal payments. The note was repaid in full prior to the consummation of the Thunder Acquisition and was not assumed by the Company.

On March 22, 2022, Schwarz Ready Mix, Schwarz Leasing and Schwarz Sand entered into a secured $2.5 million purchase money promissory note, bearing interest at a fixed rate of 3.5% per annum and providing for monthly instalments of principal payments. The note was repaid in full prior to the consummation of the Thunder Acquisition and was not assumed by the Company.

On March 12, 2024, Schwarz Ready Mix, Schwarz Leasing and Schwarz Sand entered into a secured $3.0 million revolving credit promissory note, bearing interest at a fixed rate of 8.0% per annum and providing for monthly instalments of principal payments. The note was repaid in full prior to the consummation of the Thunder Acquisition and was not assumed by the Company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates, and changes in these estimates are recorded when known. The accounting estimates and assumptions we consider to be the most significant to the financial statements are discussed below.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and liabilities assumed in business combinations.

For purposes of the goodwill impairment assessment, assets are grouped into “reporting units.” A reporting unit is either an operating segment or a component of an operating segment, depending on how similar the components of the operating segment are to each other in terms of operational and economic characteristics.

As of December 31, 2025, we had one reporting unit for goodwill impairment testing purposes, which aligns with our single operating segment. We perform a qualitative assessment of relevant events and circumstances to evaluate the likelihood of goodwill impairment. If it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we perform a quantitative analysis to determine the fair value of the reporting unit. If the fair value is less than the carrying amount, an impairment loss is recognized in an amount equal to the excess of the carrying value of goodwill over its implied fair value, limited to the total goodwill allocated to the reporting unit.

We performed a qualitative assessment as of December 31, 2025, 2024 and 2023, to determine whether it was more likely than not that the fair value of the reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of our reporting unit was more likely than not greater than the carrying value of the reporting units. As a result, no impairment of goodwill was recorded during any of the periods in the accompanying consolidated and combined financial statements.

Redeemable Preferred Units (Mezzanine Equity)

We have Senior Preferred and Preferred Units that are classified as mezzanine equity because certain redemption features are not solely within the Company’s control. These instruments are initially recorded at fair value and subsequently remeasured to their maximum redemption value at each reporting date, with accretion recorded through equity (and reflected as a reduction to net income attributable to common, as applicable). In 2025, aggregate accretion on the Senior Preferred and Preferred Units totaled $13.1 million. Because these instruments are deemed currently redeemable and are remeasured to their maximum redemption value, changes in capital structure or redemption provisions could significantly affect the amount of accretion recorded in future periods.

Impairment of Long-Lived Assets

We evaluate long-lived assets, including property, plant and equipment and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is assessed based on the undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. If the carrying amount exceeds the estimated undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount exceeds its fair value.

As of December 31, 2025, the carrying amount of property, plant and equipment was approximately $152.8 million, customer relationship intangibles totaled $71.4 million, and indefinite-lived trade name assets totaled $24.8 million. We evaluated our long-lived assets as of December 31, 2025 and 2024 for indicators of impairment and concluded that no impairment existed. To the extent impairment indicators were present, the estimated undiscounted cash flows for the applicable asset groups exceeded the carrying amounts by a substantial margin.

No impairment charges were recognized during the Successor Periods (May 22, 2024 through December 31, 2024 and the year ended December 31, 2025) or during the Predecessor periods presented. We will continue to monitor for potential triggering events in future periods, including changes in market conditions, operating performance, or utilization levels.

Business Combination Accounting

We account for business combinations using the acquisition method of accounting in accordance with ASC 805, which requires us to recognize the identifiable tangible and intangible assets acquired and liabilities assumed at their estimated fair values as of the acquisition date, other than leases and contract assets and liabilities acquired in connection with business combinations. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

We may adjust the amounts recognized in an acquisition during a measurement period after the acquisition date. Any such adjustments are the result of subsequently obtaining additional information that existed at the acquisition date regarding the assets acquired or the liabilities assumed. Measurement period adjustments are generally recorded as increases or decreases to goodwill, if any, recognized in the transaction. The cumulative impact of measurement period adjustments on depreciation, amortization and other income statement items is recognized in the period the adjustment is determined. The measurement period ends once we have obtained all necessary information that existed as of the acquisition date but does not extend beyond one year from the date of acquisition. Any adjustments to assets acquired or liabilities assumed beyond the measurement period, unless as a result of an error, are recorded through earnings.

Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. We engage third-party appraisal firms when appropriate to assist in the fair value determination of assets acquired and liabilities assumed. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

As part of the Thunder Acquisition completed in 2025, total purchase consideration was approximately $115.1 million, consisting of $95.1 million in cash and $20.0 million in equity. The allocation of purchase consideration was primarily to property, plant and equipment, customer relationship intangibles, trade name, and working capital, with no goodwill recognized. The fair value determination involved the use of Level 3 inputs such as forecasted cash flows and discount rates.

As part of the Concrete Acquisition completed in 2024, total purchase consideration was approximately $253.0 million, consisting of $189.2 million in cash and $63.8 million in equity. The allocation of purchase consideration was primarily to property, plant and equipment, customer relationship intangibles, trade name, and working capital, with approximately $79.5 million of goodwill recognized. The fair value determination involved the use of Level 3 inputs such as forecasted cash flows and discount rates.

In addition to the Concrete Acquisition, we completed the SMG assets acquisition in January 2024 for total purchase consideration of approximately $13.9 million, which was accounted for as a business combination. The allocation of purchase consideration was primarily to property, plant and equipment and other working capital, with approximately $0.3 million of goodwill recognized. The fair value determination also involved the use of Level 3 inputs such as forecasted cash flows and discount rates.

The estimation of fair values of acquired assets and assumed liabilities is judgmental and requires various assumptions. Additionally, the amounts assigned to depreciable and amortizable assets compared to amounts assigned to goodwill, which is not amortized, can significantly affect our results of operations.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. We use the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1: Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

•	Level 2: Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means.

•	Level 3: Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3).

EFFECTS OF INFLATION AND PRICING

Given the cyclical nature of our industry, demand for and costs of service providers, as well as inflationary pressure in the broader economy, may adversely affect the prices we pay for various goods and services. The global economy is currently experiencing significant inflationary pressures resulting from rising commodities costs, tightening labor markets and supply chain shortages, as well as certain ongoing geopolitical conflicts. We continue to monitor the situation and assess its impact on our business. We expect to continue to build on our technical expertise and operational efficiencies and synergies to mitigate inflationary and cost pressures as they may arise.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands income tax disclosure requirements, including enhanced rate reconciliation and income taxes paid disclosures. The standard is effective for fiscal years beginning after December 15, 2024, and is to be applied prospectively. As a limited liability company, we currently operate as a pass-through entity and do not expect a material impact upon adoption.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires additional disaggregated disclosure of prescribed expense categories. The standard is effective for fiscal years beginning after December 15, 2026, and is to be applied prospectively. We are currently evaluating the impact of this standard on our consolidated financial statements and related disclosures.